THE UNITED STATES LIFE INSURANCE COMPANY IN THE CITY OF NEW YORK

(“COMPANY”)

INDIVIDUAL RETIREMENT ANNUITY ENDORSEMENT

This Endorsement is made part of the individual annuity contract or group annuity contract or certificate to which it is attached (“the Contract”) so that it may qualify as an Individual Retirement Annuity (“IRA”) under Section 408(b) of the Internal Revenue Code (“Code”) and the applicable regulations under the Code (“Regulations”). References herein to specific sections of the Code or Regulations include any successor provisions. In the event of any conflict between (1) the terms of this Contract to which this Endorsement is attached, including the terms of any other riders or endorsements to the Contract, and (2) any sections of the Code or Regulations applicable to annuities governed by Code § 408(b), the Code and Regulations will govern to the extent necessary to ensure this Contract’s treatment as an IRA for federal income tax purposes. This Endorsement may be amended from time to time to comply with changes in the Code and any rulings, Regulations, or requirements promulgated thereunder. Any such change would be subject to New York State Department of Insurance approval. You have the right to refuse to accept any such amendment; however, We shall not be held liable for any tax consequences that you incur as a result of such refusal. You shall comply with the provisions of this Endorsement to prevent loss of the advantages of tax deferral and to prevent tax penalties. The Company is not liable for any tax or tax penalties paid by any party resulting from failure to comply with the Code and any rulings, Regulations, and requirements thereunder relating to this Contract.

Except as otherwise required under the Code, the effective date of this Endorsement is the later of the effective date of the Contract or the date the Endorsement is delivered to the Owner. The Contract is amended as follows:

1.	Owner

The Owner and Annuitant shall be the same individual. For purposes of this requirement, a custodian described in Code section 408(b) holding the for the benefit of the Annuitant will be treated as satisfying this requirement. Joint Owners cannot be named under the Contract. The Owner and Annuitant cannot be changed, except as otherwise permitted under the Code and applicable Regulations. All distributions made while the Owner is alive must be made to the Owner.

2.	Exclusive Benefit, Nonforfeitable, and NonTransferable

This Contract is established for the exclusive benefit of the Owner and his/her Beneficiary(ies). If this is an inherited IRA within the meaning of Code § 408(d)(3)(C) maintained for the benefit of a Beneficiary of a deceased Owner, or if this Contract is maintained for the benefit of a Designated Beneficiary who is the surviving spouse of a deceased Owner and who has not elected to treat this Contract as the surviving spouse’s own IRA, references in this Endorsement to the “Owner” are to the deceased Owner.

The interest of the Owner under this Contract shall be nonforfeitable except as provided by law. This Contract is nontransferable by the Owner. This Contract may not be sold, assigned, discounted, pledged as collateral for a loan or as security for the performance of any obligation or for any other purpose, or otherwise transferred (other than a transfer incident to a divorce or separation instrument in accordance with Code § 408(d)(6)) to any person other than to the Company.

3.	Maximum Permissible Annual Contribution and Restrictions on Kinds of Contributions

Contributions are subject to the Premium (“Purchase Payments”) restrictions and provisions of the Contract to which this Endorsement is attached. This Contract does not require fixed premiums.

(a)	Maximum Permissible Amount

Except in the case of a rollover contribution (as permitted by Code §§ 402(c), 402(e)(6), 403(a)(4), 403(b)(8), 403(b)(10), 408(d)(3) and 457(e)(16)), a nontaxable transfer from an individual retirement plan under Code § 7701(a)(37), or a contribution made in accordance with the terms of a Simplified Employee Pension (SEP) as described in Code § 408(k), no contributions will be accepted unless they are in cash, and the total of such contributions must not exceed the limit under Code § 219(b)(1). For any taxable year beginning in 2008 and years thereafter, the limit is $5,000. After 2008, the limit may be adjusted by the Secretary of the

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Treasury for cost-of-living increases. Such adjustments will be in multiples of $500, or as otherwise provided under federal tax law.

(b)

In the case of an individual who is age 50 or older, the annual cash contribution limit is increased by $1,000 for any taxable year beginning in 2006 and years thereafter. After 2023, this limit may be adjusted by the Secretary of the Treasury for cost-of-living increases.

(c)

In addition to the amounts described in paragraphs (a) and (b) above, an individual may make additional contributions (if permitted under the Contract) that are specifically authorized by statute and permitted by our administrative practices. This could include, for example, repayments of qualified reservist distributions, certain plan distributions made on account of a federally declared disaster, qualified birth or adoption distributions, and other distribution repayments permitted under applicable federal tax law.

(d)

No contributions will be accepted under a SIMPLE IRA plan established by any employer pursuant to Code § 408(p). Also, no transfer or rollover of funds attributable to contributions made by a particular employer under its SIMPLE IRA plan will be accepted from a SIMPLE IRA, that is, an IRA used in conjunction with a SIMPLE IRA plan, prior to the expiration of the two (2)-year period beginning on the date the Owner first participated in that employer’s SIMPLE IRA plan.

(e)

If this is an inherited IRA within the meaning of Code § 408(d)(3)(C), or if this IRA is maintained for the benefit of a Designated Beneficiary who is the surviving spouse of a deceased individual and who has not elected to treat this Contract as the surviving spouse’s own IRA, no additional contributions will be accepted other than a contribution that is in the form of a direct rollover from an eligible retirement plan of a deceased employee that is permitted under Code § 402(c)(11), or a nontaxable transfer from an individual retirement plan under Code § 7701(a)(37) of a deceased individual. If contributions are made in the form of a direct rollover or a nontaxable transfer, the deceased employee with respect to the eligible retirement plan must be the same as the deceased individual with respect to the individual retirement plan.

(f)

Any refund of contributions (other than those attributable to excess contributions) will be applied, before the close of the calendar year following the year of the refund, toward the payment of future contributions or the purchase of additional benefits.

(g)	A cash contribution, if otherwise permitted under the Contract, can be made for any taxable year, including any taxable year in or after the calendar year in which the Owner attains age 70 1⁄2.

4.	Required Distributions In General

Notwithstanding any provision of this IRA to the contrary, the distribution of the entire interest in the IRA shall be made in accordance with the requirements of Code §§ 408(b)(3) and 401(a)(9) and the Regulations thereunder, the provisions of which are herein incorporated by reference. Distribution requirements under the Contract may be waived to the extent permitted under applicable law, subject to any otherwise applicable Contract provision governing distribution amount, frequency, or elections.

5.	Required Distributions Before Death

(a)

While the Owner is alive, the entire interest in the Contract will commence to be distributed no later than the Required Beginning Date over (a) the life of such individual or the lives of such individual and his or her Designated Beneficiary or (b) a period not extending beyond the life expectancy of such individual or the joint and last survivor expectancy of such individual and his or her Designated Beneficiary. If this Contract is an inherited IRA within the meaning of Code § 408(d)(3)(C) or otherwise is maintained for a Designated Beneficiary of a deceased employee or individual under an eligible retirement plan (as defined in Code § 402(c)(8)(B)), this paragraph and paragraph (b) below do not apply, unless (1) such Designated Beneficiary is the surviving spouse of the deceased employee or individual, and (2) for federal tax purposes such spouse is treated as the owner of this IRA, rather than as the Designated Beneficiary of the deceased employee or individual.

(b)

Prior to the date that the Contract is annuitized, the amount to be distributed for each calendar year, beginning with the calendar year in which the individual attains the “applicable age” and continuing through

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the calendar year of death, shall not be less than the quotient obtained by dividing the entire interest in the Contract as of the end of the preceding year by the distribution period in the Uniform Lifetime Table in Regulation § 1.401(a)(9)-9, using the individual’s age as of his or her birthday in the year. However, if the individual’s sole Designated Beneficiary is his or her surviving spouse and such spouse is more than ten (10) years younger than the individual, then the distribution period is determined under the Joint and Last Survivor Table in Regulation § 1.401(a)(9)-9, using the ages as of the individual’s and spouse’s birthdays in the year.

(c)

If distributions are made in the form of an annuity, the distribution periods described in paragraph (a) above cannot exceed the periods specified in Regulation § 1.401(a)(9)-6 and the annuity payments must otherwise comply with the requirements of that Regulation section. (See paragraph 7(d) below for other special rules for annuities.)

(d)

An individual may take a required minimum distribution with respect to this Contract (other than a distribution made under this Contract in the form of an annuity) from any one (1) or more IRAs that the individual holds as the Owner.

6.	Required Distributions Upon Death

(a)

In general. If the Owner dies before their entire interest in the Contract has been distributed, the remaining interest in the Contract will be distributed in accordance with a distribution method that (1) We make available, and (2) satisfies applicable federal tax requirements. We may limit the distribution methods We make available, based on our administrative procedures. As a result, some of the distribution methods described in this section 6 may not be available with this Contract, provided that We make another distribution method available that satisfies applicable federal tax requirements.

(b)

Death Before Required Beginning Date. If the Owner dies before their Required Beginning Date, then, to the extent required by Code §§ 408 and 401(a)(9) and the Regulations thereunder, their entire interest in the Contract must be distributed at least as rapidly as follows:

(1)	If the beneficiary is not a Designated Beneficiary, the entire interest must be distributed by the end of the calendar year containing the fifth (5th) anniversary of the Owner’s death.

(2)

If the beneficiary is a Designated Beneficiary but is not an Eligible Designated Beneficiary, the entire interest must be distributed by the end of the calendar year containing the tenth (10th) anniversary of the Owner’s death.

(3)	If the beneficiary is an Eligible Designated Beneficiary, the entire interest must be distributed:

(I)	over the life of such Eligible Designated Beneficiary or over a period not extending beyond the life expectancy of such Eligible Designated Beneficiary, with distributions starting no later than:

(a)	the end of the calendar year following the year of the Owner’s death, or

(b)

if later, the date the Owner would have attained the “applicable age” (see paragraph 7(a) below) or such later date provided under applicable federal tax law, provided that the Eligible Designated Beneficiary is the Owner’s surviving spouse and, to the extent required by Code § 401(a)(9)(B)(iv), such spouse makes (or is deemed to have made) an election for this rule to apply; or

(II)

by the end of the year containing the tenth (10th) anniversary of the Owner’s death. The election described in this clause (II) is subject to any applicable federal income tax requirements regarding the timing of the election.

(4)	The following rules apply to an Eligible Designated Beneficiary to the extent required by Code §§ 408 and 401(a)(9) and the Regulations thereunder:

(I)	If distributions under paragraph 6(b)(3)(I) above are made for a year in a form other than as annuity payments, the total distributions for such year must not be less than the quotient obtained by

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dividing the entire interest in the IRA as of the end of the preceding year by the applicable denominator determined under the Regulations. See paragraph 6(f) below for how the applicable denominator is determined. If distributions commence in the form of annuity payments, see paragraph 6(i) below for additional rules that apply to annuity payments.

(II)

If an Eligible Designated Beneficiary dies before the portion of the interest to which paragraph 6(b)(3)(I) above applies is entirely distributed, the remainder of such portion must continue to be distributed pursuant to that paragraph, but the entire remaining interest also must be fully distributed by the end of the year containing the tenth (10th) anniversary of the Eligible Designated Beneficiary’s death. See also paragraph 7(c)(2) below for a special rule that applies to minor children.

(III)

If the Eligible Designated Beneficiary is the Owner’s surviving spouse and he or she dies before distributions to such spouse under paragraph 6(b)(3)(I)(b) begin, this paragraph 6(b) shall be applied as if the surviving spouse were the owner of the IRA for federal tax purposes, rather than a beneficiary. See also paragraph 6(i) below.

(c)

Death On or After Required Beginning Date. If the Owner dies on or after their Required Beginning Date, then, to the extent required by Code §§ 408 and 401(a)(9) and the Regulations thereunder, the entire interest in the IRA –

(1)	must be distributed at least as rapidly as the method of distribution being used under Code § 401(a)(9)(A)(ii) as of the date of the Owner’s death, and

(2)	must be completely distributed by:

(I)	the end of the calendar year containing the tenth (10th) anniversary of the Owner’s death, if the beneficiary is a Designated Beneficiary but not an Eligible Designated Beneficiary, or

(II)	the end of the calendar year containing the tenth (10th) anniversary of the beneficiary’s death, if the beneficiary is an Eligible Designated Beneficiary, or

(III)	such other date required by paragraph 7(c)(2) below or by Code §§ 408 and 401(a)(9) and the Regulations thereunder.

If the beneficiary is not a Designated Beneficiary, this paragraph (c)(2) does not apply, and distributions must comply only with paragraph (c)(1) above.

(3)	To the extent that distributions are required to be made in a year pursuant to paragraph (c)(1) above:

(I)

If such distributions are made in a form other than annuity payments, they must not be less than the quotient obtained by dividing the entire interest in the IRA as of the end of the preceding year by the applicable denominator provided under the Regulations.

(II)

If annuity payments commenced during the Owner’s life, those payments generally will continue after the Owner’s death under the annuity option that is in effect, subject to the requirements in paragraph (c)(2) above.

(d)	Application of paragraphs (b) and (c). Except as otherwise provided under applicable federal tax law –

(1)	Paragraphs (b) and (c) apply if the Owner dies after December 31, 2019.

(2)

If the Owner died before January 1, 2020, and their Designated Beneficiary dies after such date, the entire remaining interest in the Contract must be distributed as required by Code §§ 408 and 401(a)(9) and the Regulations thereunder, as in effect prior to amendment by § 401 of Division O of the Further Consolidated Appropriations Act, 2020, Pub. L. No. 116-84 (the “Act”), the provisions of which are incorporated herein by reference, and in all events by the end of the calendar year containing the tenth (10th) anniversary of such Designated Beneficiary’s death, to the extent required by federal tax law.

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(3)

If the Owner and their Designated Beneficiary both died before January 1, 2020, the entire remaining interest in the Contract must be distributed as required by Code §§ 408 and 401(a)(9) and the Regulations thereunder, as in effect prior to amendment by § 401 of the Act.

(e)

More rapid distributions. We may require you to take distributions more rapidly than required under federal tax law. For example, We may require that such distributions occur immediately or within 5 years after the applicable death, without regard to whether federal tax law permits the distribution to be paid later.

(f)

Applicable denominator. Except as otherwise permitted by federal tax law, life expectancy is determined using the Single Life Table in Regulation § 1.401(a)(9)-9. If distributions are being made to a surviving spouse as the sole Designated Beneficiary, such spouse’s remaining life expectancy for a year is the number in the Single Life Table corresponding to such spouse’s age in the year. If paragraph 6(b)(3)(I)(b) above applies to a surviving spouse in a calendar year after 2023, then, to the extent permitted by applicable federal tax law, such spouse’s life expectancy may be determined using the Uniform Lifetime Table instead of the Single Life Table. In all other cases, remaining life expectancy for a year is the number in the Single Life Table corresponding to the Designated Beneficiary’s age in the year specified in the Regulations and reduced by one (1) for each subsequent year. If distributions are being made in the form of an annuity, life expectancy will not be recalculated.

Each Designated Beneficiary is responsible for ensuring that distributions are taken from this Contract after the Owner’s death in a manner that satisfies applicable federal income tax requirements. If we voluntarily agree to provide a Designated Beneficiary with calculations regarding required minimum distributions, those calculations will reflect our current administrative procedures, which may result in higher distributions than federal tax law would require. For example, we may calculate such distributions based on the Single Life Table in the Regulations, even though federal tax law might permit the Owner’s surviving spouse to calculate their required minimum distributions using the Uniform Lifetime Table in the Regulations.

(g)

Responsibility. The required minimum distributions payable to a Beneficiary from this Contract (other than a distribution made under this Contract in the form of annuity) may be withdrawn from another IRA the Beneficiary holds from the same decedent in accordance with Regulation § 1.408-8. After the Owner’s death, the beneficiary shall have the sole responsibility for requesting or arranging for taking required minimum distributions with respect to this Contract.

(h)

Spousal continuation. The surviving spouse of the Owner who is the sole Designated Beneficiary and has an unlimited right to withdraw amounts may elect to treat this Contract as the spouse’s own IRA. This election can be made by re-designating the Contract in the name of the surviving spouse as the Owner rather than as beneficiary. Alternatively, the surviving spouse who is eligible to make the election is deemed to have made the election if, at any time, such surviving spouse makes a contribution to the IRA (if permitted by the Contract) or fails to take required distributions as a beneficiary. An election (including a deemed election) described in this paragraph may be subject to timing limits and other requirements under the Regulations, which are incorporated herein by reference.

(i)

Distribution commencement date. For purposes of paragraphs (b) and (c) above, required distributions are considered to commence on the Owner’s Required Beginning Date or, if applicable, on the date distributions are required to begin to the surviving spouse under paragraph 6(b)(3)(I)(b) above. However, if distributions are made in the form of an annuity commencing under an annuity option prior to the date that minimum distributions are required to commence, then the annuity starting date is treated as the date that distributions were required to begin, to the extent provided in the Regulations under Code §§ 408 and 401(a)(9). See paragraph 7(d) below for more information on annuity payments.

7.	Definitions and Special Rules
(a)

Required Beginning Date. The term “Required Beginning Date” means the first day of April following the calendar year in which the Owner attains the “applicable age,” as defined in Code § 401(a)(9)(C). Unless otherwise provided by applicable tax law, the “applicable age” under Code § 401(a)(9)(C) is as follows:

If you were born...	Your “applicable age” is...

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Before July 1, 1949	70 1⁄2
After June 30, 1949 and before 1951	72
In 1951, 1959, or any year in between those years	73
In 1960 or later	75

(b)

Designated Beneficiary. The term “Designated Beneficiary” means any individual designated as a beneficiary by the Owner. This term will be interpreted consistently with Code § 401(a)(9)(E) and the Regulations.

(c)	Eligible Designated Beneficiary.

(1)	The term “Eligible Designated Beneficiary” means any Designated Beneficiary who is —

(I)	the surviving spouse of the Owner,

(II)	subject to paragraph (c)(2) below, the Owner’s child who has not reached majority (which is age 21, unless otherwise provided by federal tax law),

(III)	disabled (within the meaning of Code § 72(m)(7)),

(IV)

a chronically ill individual (within the meaning of Code § 7702B(c)(2), except that the requirements of subparagraph (A)(i) thereof shall be treated as met only if there is a certification that, as of such date, the period of inability described in such subparagraph with respect to the individual is an indefinite one which is reasonably expected to be lengthy in nature), or

(V)	an individual not described above who is not more than ten (10) years younger than the Owner.

Except to the extent that applicable federal tax law permits otherwise, the determination of whether a Designated Beneficiary is an Eligible Designated Beneficiary shall be made as of the date of death of the Owner. The term “Eligible Designated Beneficiary” will be interpreted consistently with Code § 401(a)(9)(E)(iii) and the Regulations thereunder.

(2)

Special rule for children. Subject to Code § 401(a)(9)(F), an individual described in paragraph (c)(1)(II) above shall cease to be an Eligible Designated Beneficiary as of the date the individual reaches majority and, to the extent required by federal tax law, any remainder of the portion of the interest in this Contract to which paragraph 6(b)(3)(I) or 6(c)(1) above applies must be distributed within ten (10) years after such date or such later date prescribed by Regulations.

(d)	Special rules for annuity payments. Unless otherwise provided under applicable federal tax law –

(1)	Distributions in the form of annuity payments must satisfy the applicable requirements of Regulation §§ 1.401(a)(9)-5 and 1.401(a)(9)-6, the provisions of which are herein incorporated by reference.

(2)

Distribution in the form of annuity payments must be made in periodic payments and the interval between payments for the annuity must be uniform over the entire distribution period and must not exceed one (1) year.

(3)	Annuity payments must satisfy the minimum distribution incidental benefit requirements in Regulation § 1.401(a)(9)-6.

(4)	Annuity payments must be nonincreasing or increase only as permitted by Code § 401(a)(9)(J) and Regulation § 1.401(a)(9)-6 or as otherwise permitted under federal tax law.

(5)

If distributions (including distributions commencing on or before the Required Beginning Date while the individual is alive) are made in the form of an annuity, the first (1st) annuity payment must be the payment which is required for one (1) payment interval. The second (2nd) payment need not be made until the end of the next payment interval even if that payment interval ends in the next calendar year. Similarly, in the case of distributions commencing after death in accordance with Code § 401(a)(9)(B)(iii) and (iv), the first (1st) payment, which must be made on or before the date determined under the applicable rule in Regulation § 1.401(a)(9)-3, must be the payment which is required for one

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(1) payment interval. Payment intervals are the periods for which payments are received, e.g., bimonthly, monthly, quarterly, semi-annually, or annually.

(6)

If all or a portion of an individual account (including a deferred annuity contract prior to the date the contract is annuitized) is used to purchase an annuity after distributions are required to commence (the Required Beginning Date in the case of distributions commencing before death, or the date determined under Regulation § 1.401(a)(9)-3 in the case of distributions commencing after death), payments under the annuity, and distributions of any remaining account, must be made in accordance with the applicable rules in Regulation § 1.401(a)(9)-5.

(7)

After annuity payments commence to the Owner or a Designated Beneficiary, they may need to be modified (accelerated) following the Owner’s death, if necessary, to comply with the minimum distribution requirements under applicable federal tax law. See section 6 above. In addition, We may limit or change the annuity payment options that are available under the Contract, based on our current administrative procedures or to ensure that any distributions that would become payable under an annuity option after the death of the Owner or Designated Beneficiary will comply with such minimum distribution requirements without needing to modify the annuity payments after they begin.

(8)

Unless otherwise provided under applicable federal tax law, the “entire interest” in this Contract includes the amount of any outstanding rollover, transfer and recharacterization under Regulation § 1.408-8. Also, prior to the date annuity payments commence, the “entire interest” under an annuity contract is the dollar amount credited to the individual or beneficiary under the Contract plus the actuarial present value of any additional benefits (such as survivor benefits in excess of the dollar amount credited to the individual or beneficiary) that will be provided under the Contract.

8.	Periodic Reports

The Company shall furnish annual calendar year reports concerning the status of the annuity and such information concerning required minimum distributions as is prescribed by the Commissioner of Internal Revenue.

9.	Withdrawals

Withdrawals may be made in accordance with the terms of the Contract, but the Owner must pay any applicable Withdrawal Charges.

Except as otherwise modified by the terms of this or another endorsement, all other terms and conditions of the Contract remain unchanged.

THE UNITED STATES LIFE INSURANCE COMPANY IN THE CITY OF NEW YORK

© The United States Life Insurance Company in the City of New York. All Rights Reserved.

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